Exhibit 99.2

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SPEAKER VERSION

PRESENTATION

Ralf Esper – Gateway Group – External Director of IR

Hello everyone and welcome to the Appreciate Investor Day. This is Ralf Esper and I work at Gateway Group, which is the investor relations firm for Appreciate. I’m going to kick things off today and wanted to give you an idea of how this is going to go. This is a webinar. If you do have any questions as the team here gives the presentation.

Feel free to just type those questions in the chat function and we will get to them at the appropriate time, which will be towards the end of the presentation. The session is being recorded and it will be available for replay. If you have any questions up to the end of it, you can always reach out to Gateway. Our email is on the bottom of all the press releases.

Before I turn the mic over, I’m required to read a Safe Harbor disclaimer. I would like to begin by reminding everyone that this discussion may contain forward-looking statements, including but not limited to with regards to PropTech Investment Corp. II and Appreciate expectations or predictions of future financial or business performance or conditions. Let me remind you that some information provided during this webinar may include forward-looking statements that are based on estimates and assumptions that, while considered reasonable by Appreciate and PropTech Investment Corp. II are subject to risks, uncertainties, contingencies, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Some of such statements reference the company’s financial projections, which have not been audited or reviewed by Appreciate auditors, are subject to a wide variety of significant business, economic and competitive risks, and uncertainties, and should not be relied upon as being necessarily indicative of future results. Nothing in this webcast should be regarded as a representation by any person that the forward-looking statements will be achieved, or that any of the contemplated result of such forward-looking statements will be achieved.

We encourage you to carefully review the disclaimers in the slide presentation. Forward-looking statements made on this call are as of September 29, 2022, and PropTech Investment Corp. II and Appreciate undertake no duty to update them as actual events unfold. Today’s remarks also include certain non-GAAP financial measures, including but not limited to adjusted EBITDA. You can find a reconciliation of such measures in the appendix included in the slide presentation.

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Now I’m going to turn the call over to Tom Hennessy, co-CEO of PropTech Investment Corp. II. Tom?

Tom Hennessy – PropTech Investment Corp. II – Chairman, Co-CEO & President

Thank you. We are pleased to be here with you today to discuss the proposed business combination of PropTech Investment Corp. II and Appreciate. I’m Tom Hennessy and I serve as the co-CEO of PTIC, and I’m joined by my partner and co-CEO Joe Beck and from Appreciate Chris Laurence, the CEO, Kevin Ortner, the president. And also joining us for today’s event is Todd Jable, Appreciate CTO, and Nolan Jacobson, CFO. We have an exciting and comprehensive agenda today. Thank you for joining us to learn more about Appreciate. So, moving to the next slide. Before I turn it over to the Appreciate team, I’d like to share a few minutes about our proposed partnership with Appreciate. Residential Technology has been one of our core investment themes at Hennessy Capital since we launched our series of PropTech SPACs back in 2019.

We were a first mover and on the frontier of residential technology when PropTech Acquisition Corp. took Porch Group Public in 2020. And again, we are a first mover, and we believe we are on the frontier of single-family rental or SFR technology with Appreciate. We have spent a considerable amount of time studying SFR because as the top left chart shows, homeownership is becoming increasingly unaffordable as home prices remain elevated, interest rates rise, and income is not keeping up. Because of the housing affordability issues, demand for single-family rentals has grown tremendously, as shown in the top right chart. Institutional investors are recognizing this opportunity and have made equity commitments in SFR, aggregating over $50 billion, which is up from less than $1 billion in equity commitments two years ago. That’s in the bottom left chart. And the U.S. housing industry is rapidly changing from fragmented, non-institutional ownership to institutionally owned, scaled SFR. But investor owned SFR only equates to less than 2% of the overall $4 trillion U.S. single-family home market. The SFR growth opportunity here is massive.

Slide 8

Appreciate is the end-to-end marketplace in Management Services platform for SFR. We believe that Appreciate is the category winner in this SFR space and Appreciate is already attacking the massive and fragmented $145 billion TAM. Appreciate’s asset light, purpose-built technology marketplace facilitates frictionless and efficient investment into SFR for both retail and institutional investors. And we know this because we have thoroughly evaluated the full spectrum of companies and technologies in SFR, and we selected Appreciate because Appreciate checks all of our investment criteria.

The company has an accomplished leadership team with deep SFR industry expertise, a proven revenue model that delivers meaningful financial results and highly scalable unit economics with an LTV/CAC of 13.6x. Appreciate has multiple levers to drive growth and most importantly, compelling fundamentals—50% plus historical gross margins already EBITDA break even for the past two years. You’ll find that Appreciate has attractive fundamentals at a compelling valuation.

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Slide 9

Regarding the transaction. The transaction is expected to close in Q4. And post-closing, Appreciate will be listed on Nasdaq. On valuation, the transaction implies a pro forma enterprise value of $416 million, equating to a 4.7x multiple on 2023 estimated revenue. On capital structure, we have structured the deal to align incentives with our public investors and ensure deal certainty and post-closing the business combination we expect to Appreciate to be capitalized, to fund the future growth opportunities that the management team will walk through shortly.

On the closing timeline once our proxy is finalized, we will mail the definitive proxy to all of our shareholders, many of whom are joining us today. Thereafter, we will hold a special meeting of PTIC stockholders, followed by a closing. We expect this process to be completed by year end.

With that, I’m very pleased to introduce Chris, Kevin, Todd, and Nolan. Thank you.

Chris Laurence – CEO – Appreciate

Slide 10

Thanks Tom. I’m Chris Laurence, CEO of Appreciate. I’ll give you my quick background. I started my career in M&A at Morgan Stanley, and then I went on to become a private equity general partner at Brentwood Associates. After ten years in PE, I joined the management team of the deal I was leading and ever since then I’ve been on the operating side in CFO, COO and CEO roles at both private and publicly reporting companies. First of those roles was a $500 million revenue global sourcing company owned by Brentwood. I moved to Asia for a dozen years for that and was eventually promoted to CEO. When I came back to the U.S., I was interim CFO of a $2 billion publicly reporting retailer controlled by Ares. Then I led all operations finance in IT as COO of a 4,000-person customer acquisition business serving Fortune 100 companies like Amazon and AT&T. Like Appreciate, that was a services business also using Salesforce and I’m finding a lot of parallels between the two. Kevin?

Kevin Ortner – President – Appreciate

Thanks, Chris and good afternoon, everyone. I’m Kevin Ortner, president of Appreciate and I’ve been with the operating company at Renters Warehouse almost since its start. I joined the business back when we were a local third-party property management company in Minneapolis. I later became our largest franchisee of the business and ultimately joined full time to run the overall company.

Since then, I’ve been leading our strategic shift away from our franchise model to a corporate owned model and expanding our offering to include institutional services as well as our marketplace. So, we’re excited to share all that with you here today. On a personal note, I’ve been investing in real estate for nearly two decades, specifically in SFR, and I have a huge passion for this industry. I think we can affect Americans lives in a great way, whether it’s the home they’re living in or it’s the investments they’re making to create long term wealth and financial freedom for their families. And that’s just what we’re doing here as we grow this business to create that positive impact and transform the SFR investor experience.

Chris Laurence – CEO – Appreciate

Slide 11

I joined Appreciate early last year. When I looked at the opportunity to join the company, I did a lot of research on the single-family rental space. I saw that SFR was a massive segment with over 15 million homes and strong underlying macros that were driving consistent growth. But despite that, it still remains a wide-open field that’s incredibly fragmented, and that’s mostly due to a lot of problems that we help our clients solve. There are a lot of reasons the asset class has remained less accessible to investors from fractured state and local market regulations to a lack of reliable data, to technology solutions that just haven’t kept up. All of this just got me more excited about the space. I knew that a technology first platform with a national footprint could take an outsized share of the growth in both the marketplace and the management segments of our business.

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Slide 12

If you look at the industry data, it shows we have a giant market opportunity. In the marketplace segment, $95 billion is annual brokerage commissions for single family homes. Just over 20% of this, or $20 billion, represents investor sales. We believe that is immediately addressable with our marketplace.

In management, there is a $50 billion market for managing residential rental properties. Roughly one third of this, or $17 billion, represents SFR fees and is an immediately addressable market. And this probably won’t be the last time you hear us say this: nobody has more than a 1% share.

Slide 13

So as an end-to-end platform, Appreciate brings together both of these segments of the market. We help clients buy, lease, manage, and sell SFR all in one place. Traditionally, the two halves of the market have been independent. On the marketplace side, most transactions are still handled by generalist realtors think Re/Max or Coldwell Banker who aren’t experts at real estate investing. And on the management side, the industry is dominated by small, local “mom-and-pop” businesses who aren’t keeping up with technology. Appreciate addressed this gap by building the first true end-to-end offering for buying, to owning, to selling. And there’s a strong network effect that comes from having this end-to-end platform. Buyers on the marketplace become owners on the management side, and owners are able to sell their properties through the marketplace. And what you’ll see in the numbers when we get to CAC and LTV is that because we have the marketplace revenue stream plus the management revenue stream, we believe we have a much higher lifetime value than competitors who play mainly only on one side or the other.

Kevin Ortner – President – Appreciate

Slide 14

So, if you look at the company history, you’ll see that the business we’re talking about today has been purpose built for the opportunity in front of us in the SFR industry. We got our start in 2007 as the local property management firm. We later expanded through franchising and after our first round of investment from our private equity sponsor, we intentionally shifted course to capitalize on the growing institutionalization of the asset class. So those institutional buyers who initially came in for opportunistic reasons after the 2008 housing crash, they were here to stay; however, their service expectations can be better met by the consistency of company owned operations. And that realization led us to stop issuing franchises in 2016, you’ll see that in the top middle of the timeline here and switch to a focus on company owned markets. That growing institutional demand, along with our vision to make buying, selling and owning single-family rental properties as easy as more traditional investments, this led us to acquire a marketplace platform called at the time, OwnAmerica. So, while this business has been several years in the making, this is our public debut and we’re excited to be rebranding this end-to-end solution and making that debut with Appreciate.

Slide 15

So, Chris and I have already introduced ourselves, but let me tell you more about the rest of the team. It’s got deep industry experience and I’m excited about the group we’ve been able to assemble over the past couple of years. Nolan and Todd are here with us today, so let them introduce themselves now. Nolan?

Nolan Jacobson – CFO – Appreciate

Thanks, Kevin. Good afternoon, everyone. I’m Nolan Jacobson, Chief Financial Officer at Appreciate. I joined the business in 2018 and lead our finance, accounting, treasury, and legal functions. Prior to joining Appreciate I was a treasurer at Silver Bay, which was the first public single-family rental REIT. As Treasurer at Silver Bay I oversaw our debt capital markets, FP&A, and risk management and cash management. Prior to Silver Bay, I held various corporate finance positions at Alliant Tech Systems, which was a public Fortune 500 aerospace and defense company.

Kevin Ortner – President – Appreciate

Thanks Nolan. And, Todd?

Todd Jable – CTO – Appreciate

Thanks, Kevin. Hi there, everyone. I’m Todd Jable, the CTO of Appreciate. I’ve been involved in the single-family rental sector since its very early days. I was also with Silver Bay, as Nolan mentioned, the first public single-family REIT. I was the founding CTO there from pre-IPO until we sold the business five years later. I was then the CTO for FirstKey Homes before joining Renters Warehouse. I’ve been the chair also of the National Rental Housing Council Technology Committee. I held that role for several years and I remain very active in both the technology and operations committees today. Prior to Silver Bay, I was in IT leadership for more than 15 years, primarily in the investment space, in both private and public firms. I come from Chicago, but I’ve been here in Minnesota for 12 years, and I joined the firm here about four years ago. I want to thank everyone for joining today, and I’m really looking forward to sharing some information with you about our technology.

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Kevin Ortner – President – Appreciate

Thanks, Todd. And to round out the team, we have Sally who is the newest addition to the team. She joined as our Human Resources VP last year. Previously she was at FirstService Residential, which is a large HOA management firm.

Finally, Jessica Kopischke, head of compliance. She also spent time at Silver Bay with both Todd and Nolan and has experience in the multifamily residential sector as well.

Slide 16

So, the company today is in over 40 markets across the country, 25 of these are company owned and the remainder are franchise markets. We have about 250 team members, most of those sitting in the 25 markets, giving us a really important local presence and market expertise. We manage about 15,000 homes on the platform across 12,000 investors. So, we have a very diversified revenue base with our largest client accounting for only about 11% of total revenue. In addition, we have a high return on customer acquisition spend with an LTV to CAC over 13x. And we’ve been growing the marketplace side of our business, that triple digit growth rate and we expect to reach $31 million of revenue this year and $89 million in 2023.

Chris Laurence – CEO – Appreciate

Slide 17

Let’s talk about how we make that revenue. On the marketplace side, which is expected to be 40% of our business next year, we’re paid by transaction fees. For buying and selling SFR, we’re paid with half of the real estate commission, that happens in what we’re calling Month 1. Especially for our institutional clients, we have a growing business renovating the homes that we’ve helped them buy. We charge a renovation fee for managing this process, and that typically happens in Month 2. Once the home is purchased, renovated, and ready for rent. We shift to management where we’re paid via a combination of reoccurring and recurring fees. Typically, the first thing we do is find a resident for the property in Month 3 here and our fee is based on the level of rent and the duration of the lease. Once we have the resident in the property, we collect ongoing recurring monthly management fees. There’s a base monthly fee plus other fees like application, renewal, eviction, late fees, and similar fees.

Slide 18

We have two different types of clients, institutional and retail. We’ve mentioned the growing institutional demand earlier, but more specifically, those are clients like Man Group, Pagaya, and Evergreen, and they’re attracted to our business because of our ability to serve them across multiple markets because of our tech platform and ultimately the end-to-end accountability we bring to the process. On the other end of the spectrum, we have what we call retail clients and while these investors might have just one property or maybe they’ve built a small portfolio of homes, collectively, they own nearly 90% of the entire SFR housing stock across the country. So, this retail segment can’t be ignored and we’ve created a competitive advantage for ourselves by taking our institutional quality tools and technology and deploying it out to those retail investors.

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Kevin Ortner – President – Appreciate

Slide 19

So, speaking of that competitive advantage, our clients, large and small, are attracted to us and ultimately stay with us because we deliver real value and superior customer satisfaction. It all starts with the marketplace, which allows investors to buy or sell properties with tenants in place. And when they do, they can achieve up to 17% higher first year revenue. Our local on the ground experts combined with our technology allows for accurate rental price underwriting and our ability to actually overachieve this really important factor. In 2021, average actual rents or achieved rents were 103% of underwritten rent. So, while accurate, we’re on the proper side of this rent number. On the management side of things, our platform makes it easier to rent with over 65,000 scheduled showings in 2021, $145 million of payments processed, and an average lease term of 18 months, which all leads to a staff that is very proud of which is a year-to-date Net Promoter Score of 60 as of June 30th.

Chris Laurence – CEO – Appreciate

Slide 20

So, let’s turn to our technology.

Slide 21

We made an important decision a few years ago to break free of the limitations in systems that most property managers use. They had critical limitations that would have held back our ability to scale and meet our customer needs. Instead, we developed a proprietary tech stack integrated with the Salesforce platform, and it provides an end-to-end solution across our marketplace and management segments. It has solutions designed for all of our stakeholders, for investors, for residents and for vendors. All three of these groups now enjoy an experience that’s really far removed from the typical “mom-and-pop” property manager experience of cell phone, email, text, back and forth. Most of our interaction is now through mobile apps and portals, where we do everything from logging and scheduling repairs and maintenance, to billing and collecting rent. And at the same time, we’re providing a better experience, we’re doing it with more automation at a lower cost, all the while generating data to continuously improve operations. So, while it was a lot of work to make the transition to this proprietary tech stack, the decision was clearly the right one, and we’re now set up to benefit from it.

Todd Jable – CTO – Appreciate

Yes, it was definitely the right decision. Several years back, while we proved we can acquire customers, we also proved we didn’t have the right systems in place to handle that growth. Our customer experience and our scalability suffered, so we took a pause to design and develop the right platform. We’re excited to be expanding on that and to grow the business on what is now a very solid foundation. What I’d like to do is give you a quick look at just a few pieces of that tech stack. On the next few slides, I’ll show you the tech for our investors, for our residents, and for our vendors. And then just a brief demo of one of the components.

Slide 22

First, for our investors, we have both a marketplace for acquisitions as well as a management portal and mobile app. In the marketplace, investors have the ability to review property underwriting, approve offers, and view pipeline properties. Once they own a property, an investor can then use the owner portal and mobile app to be able to view real time insights about their property. They can receive notifications, track KPIs and view property documents through their portal.

Slide 23

Next, we have a resident portal and mobile app. This is how residents connect with us through the platform. They can submit maintenance requests; they can view their account balances and pay their rent, and they can also chat live with the customer service associate. They have access to their lease information and other documents through their portal as well.

Slide 24

Finally, for repairs and maintenance, we use a network of vetted third-party vendors. Those vendors leverage our vendor portal for real time job assignments, scheduling, communications, bids, approvals and can provide proof of work photos and videos, as well as direct invoicing all through their portal. So now, going back to the investor tech, I’d like to take just a couple of minutes to show you a brief demo of our Investor Marketplace.

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Todd Jable – CTO – Appreciate

Tech-DEMO

So, the investor marketplace is the consumer facing technology we’ve built that allows an investor to come in, do research on, and execute on the purchase of a single-family rental investment property. So, I’m going to start here on our public website. I’m going to click on “Purchase a Rental Property.” From here, I can go into a specific market. Let’s go to Phoenix and we’ll take a look at what’s in Phoenix. This is all going to look familiar, you’ve all been to Zillow or similar search sites. You’re going to see a map with the properties that are for sale and then you’re going to see a carousel on the right that’s going to reflect the pictures of those properties. What’s different here is not only is this properties in our marketplace, so occupied cash flowing, single-family rental properties, but it’s also all of the properties in the MLS. So, we pull in the properties from the MLS, and we actually underwrite all of these properties in real time. And what I mean by that is we pull in cash flow attributes and expense attributes that allow us to generate a yield for that property. So, you can see here that there’s a lot out there, I can filter that down by various criteria. Again, very similar, come in here, you’ve got basic criteria, beds, baths, square footage kind of stuff and then you’ve got your financials here in the middle, which is now where we’re different. So, this is all single-family rental specific attributes, net yield, expense load, home price appreciation, and so forth. I can search on any of those things. So, I’m going to go back out here. I’m going to go to gross yield, this is how a lot of people filter their search and sort of define their “Buy Box,” what they want to see. I’m looking for something that’s right around a 6% yield. So, you see that the map changes on the left, I’m also going to sort these, by this gross yield - highest to lowest - so I get as close to that 6% as I can. Okay, so we see a few properties showed up here that are right at that 6%, a couple that are just a little below, a pretty good range of asking prices. Let’s go middle of the road here, this $400,000 asking price. So, I’m clicking into the property details page and again, this is going to look very familiar. It’s going to have photos of the property, it’s going to have basic property attributes, a description, and so on. But what it’s also going to have in addition to that, is it’s going to have some of these attributes, the monthly rent, the cash flow, the net yield, things that are specific to the single-family rental investment. And down here at the bottom, you’ve got the Renters Warehouse estimate so, this is a rental estimate that we provide from our data, and then you’ve got a range that we give you so you can get a feel for how you can cashflow this property. So great, this property looks good; I like the pictures and some of the basic attributes. I really want to dig in now and I want to understand the investment aspect of this. So, I’m going to click on the “Financials” tab and what you have here is a calculator that allows you to change any of these numbers here and it will reflect in the financials on the right here. And these financials are very specific to single-family rentals, you’ve got your net yield, you’ve got your cash-on-cash return, and then your overall return on investment. So, I’m going to come in here, I can either look at these numbers as a percent or as a dollar amount. Let’s say I’m going to do some work on the property. So, I think between residents want to do some projects, going to be a lengthier turn of the property - so let’s say it’s going to be 50% longer. So, I’m going to put in a 50% additional on the “Vacancy Amount,” and you see that it reflects in these numbers on the right. So great, now I like the investment. I like the property. I want to know more about the market; I want to make sure that I’m buying this property in the right place. So, I can click on the “Market” data tab, and this is going to show me data about that market or that area over time. So, you’ve got home price appreciation shown here, you can look at population information, the migration patterns in the area over time, the unemployment rate, and then finally, job diversity information for that area. So, all very, very powerful information for making that single-family rental investment decision. And then we’ve got a mortgage calculator that pulls in some of those SFR attributes as well. So great. I’m excited about this. I like the area. I like the property. What can I do from here? I can either make an offer right here and now, or I can click on this, if I want to speak to a rent estate advisor that can tell me more about the property or the area, or even help me find other properties that are like this one if I want to create a portfolio. And if I wanted to do that, I could just go up here, I can create an account and from there, I can start to build a portfolio of properties and execute on that entire portfolio if I wanted to, or I could search for portfolios that are already out there and execute on those. I can’t get into all of that right now, I would love to; I’d love to show you more. This is just one very small part of our large, integrated, flexible, scalable, technology platform that we’ve built here. I asked for an hour they told me five minutes so, glad to show you this. Thank you for taking the time, I appreciate it. I will turn it now over to Chris who’s going to talk about our growth strategy. Chris?

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Chris Laurence – CEO – Appreciate

Slide 25

Thanks, Todd.

Slide 26

Moving to our growth strategy with the platform we built, we believe we now have the foundation to scale aggressively. Across the three categories that you see here, core growth, M&A and new products and services we think we could have approximately 10x revenue upside from where we are today. Core growth includes marketing driven retail customer acquisition, momentum driven institutional expansion and new market entry. We think we can add $175 million of revenue or more over the next several years through these initiatives, if successful. M&A includes rolling up “mom-and-pop” managers, rolling up our remaining franchises, and building out our capabilities and offerings through acquisition. We think we can add at least an additional $100 million through M&A, if successful. We believe we also have some highly accretive expansion available to us in new products and services this includes payments, referral opportunities like mortgage insurance and home warranty, and a host of other investor and resident services. We’ll go through these individually, starting with the first and largest, core organic growth.

Slide 27

So, on the retail side of our business, core growth equals marketing to an incredible degree. Over the last five years, the R-squared correlation between our marketing spend and our new properties added is 95%. So, this precedent shows when we invest in customer acquisition, we drive growth. For every $1 million invested, we generate almost 100 marketplace transactions and over 450 new properties managed. This can yield $3 million in new revenue, and a lot of that continues beyond year one as recurring and reoccurring revenue. This growth doesn’t require any new technology or any new strategy it’s just a continuation of what we’re already doing today, which is more investment in marketing and more growth as a result. We’re going to walk through some additional growth levers in the next few slides, but this one is the only one included in the financial projections. And we’ll get to in a minute. We have almost $15 million in marketing next year to hit our 2023 numbers.

Kevin Ortner – President – Appreciate

Slide 28

On geographic expansion, the number one request I get from our institutional clients is to enter more markets and the easiest way for us to grow our marketplace business with any given institutional client is to open more markets for buying. But before we had that this used to be much harder to justify Greenfield expansion used to take us up to 24 months to break even from an EBITDA perspective, since all we had was the management business and those associated revenue streams. But now, with the commitments for acquisitions on our marketplace, we can generally project to have a market open inside 60 days and be profitable Month 1. For example, in March, we opened the Memphis market together with our client, Evergreen, adding homes for management and Pagaya committing to start up acquisitions there. As Chris mentioned, this geographic expansion is not part of our projections; however, we do see our company entering into all of the remaining major markets where it should be inside the next several years. This is absolutely something that we can do through Greenfield but in addition, there’s like 80,000 smaller “mom-and-pop” property management firms across the country that are great targets for M&A, which is a great transition to our next slide.

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Chris Laurence – CEO – Appreciate

Slide 29

Sure, moving on here to M&A. Again, this is not in our financial projections. If we’re successful, we think we can create revenue growth of $100 million or more through a very straightforward acquisition program. At Appreciate we have an end-to-end strategy and what’s great about that when it comes to M&A is that our smaller targets don’t. “Mom-and-pop” businesses are only retail and only management. They don’t have the geographic spread or the sophistication to do institutional and they don’t have a marketplace. So, for us, the retail only, management only, part of the business is expected to average about $4,400 in annual revenue per property next year, or $4.4 million for the thousand door last year of acquisition that we see here. When we bring our end-to-end model to an acquisition, adding institutional and adding marketplace, we think we can grow that by 60% to over $7 million. So, our economics are significantly better than the operators we’re taking over from, and this is really favorable for M&A.

Slide 30

The next growth bucket is new products and services. The first is DIY or do it yourself and while this could be a new service, it’s also something that we could launch through acquisition. To give you some background, a full 70% of SFR properties are owned by “mom-and-pop” investors who’ve chosen not to use a full-service property manager like Appreciate. However, most are at least using software that facilitates things like rent billing and payment. We can approach these DIY investors with a less expensive and more automated service offering than our full-service package; we’d have a lot of synergies that would give us a competitive advantage. We’d have a really efficient customer acquisition, since we get approach leads for either full service or DIY segments. We could upsell or save customers by shifting between the two offerings. And most importantly, even if they’re paying us less per month, these DIY customers would be just as attractive economically as marketplace buyers or sellers.

Kevin Ortner – President – Appreciate

I’ll jump in and cover the last two boxes here on the slide. And that second product or service opportunity is asset management. Many of the new institutional entrants into the SFR space hope to operate very lean and focus on what they do best, which is raising and deploying capital. And while our management platform and services really stop at the property level today, there’s an opportunity for us to expand our efforts into true portfolio asset management and charge an additional fee for this.

And the third opportunity is referral and data monetization. Services surrounding the home are an incredible opportunity that we really haven’t capitalized on. We believe we have a captive audience for products such as mortgage, home warranty, and insurance - and insurance, by the way, both for investors and residents. And in addition to this, we know when people are moving. So, the ability to not only add value to current and incoming residents, but also create new revenue streams around security deposit alternatives, TV and Internet connection partners and other move services is really compelling.

Slide 31

As a reminder, other than the marketing driven growth Chris talked about, none of these other growth levers have been included in our go forward financials. So, let’s move on to those now.

Slide 32

As you’ve heard us mention, we have a diversified revenue model, meaning we’re not just a marketplace selling homes and doing a one and done transaction. We’re not just managing homes. What you’re looking at here is essentially a timeline from left to right, from when we help an investor buy a property through its ongoing management. So, from the beginning, the property acquisition, we’re collecting a sales commission on the home, which averages about $7,800. Then we’re doing renovation services on that property and ultimately getting it ready for lease. We collect a renovation fee, which in 2021 averaged over $1,400. Then on the management, for placing a new tenant in the property and collecting a resident placement fee, which averages about $2,200, and then ultimately going to Month 4 and beyond. We’re creating that recurring revenue, which averages $149 a month between management fees and the other fee stream income that come along with it. So, all together, this means potential customer revenue exceeds about $18,000 over the lifetime of a property.

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Chris Laurence – CEO – Appreciate

Slide 33

Let’s talk about how that revenue stream translates to our customer LTV. We’re focusing on retail here since that’s where our customer acquisition standards directed. We’re also shifting from revenue to gross profit for measuring LTV. Our average property stays with us 40 months. Based on the economics, Kevin, just went through between placement fees and management fees, our LTV on the management side for that tenure is about $4,100. When the customer buys or sells property through the marketplace, that brings in on average another $4,100 for a total estimated LTV of $8,200. Our fully loaded marketing costs for acquiring customers in 2021 was just a bit over 600. That’s an LTV/CAC of over 13x. The timing of this LTV is also very attractive since our marketplace and placement fees tend to come right at the start of a property’s life. Over 50% of our revenues are front loaded. While this LTV/CAC is great. What’s even better is when new customers are free. That’s what we’re increasingly seeing as marketplace customers turn into management customers without additional marketing. Over 20% of our 2023 new properties are coming through this route with zero additional CAC.

Nolan Jacobson – CFO – Appreciate

Slide 34

Now on to our financial results and projections. On the upper left chart showing revenue, the projected acceleration of our revenue in ’22 and ’23 is primarily based on two things. First, we’re acquiring customers with proceeds from this financing. As we talked about, there is a very tight linkage between spend and properties added. Next year, we’re acquiring almost 7,000 retail management customers versus just over 1,000 last year. Second, we’re expecting to continue the momentum in our marketplace. We doubled that business in ’21, and we expect to double our institutional marketplace business again this year. You’re also seeing this in the upper right chart, which shows transaction count. I’m going to go into more detail on this ’22 to ’23 revenue growth on a bridge chart on the next slide. But for now, this revenue leads to strong growth in profits, which has shown on the bottom half of the page. On the bottom left, the main factor behind our expected gross margin expansion is a mix shift to the higher margin marketplace segment. On the bottom right, growth in EBITDA margins comes partly from this gross margin expansion, but also from economies of scale as we put more through the platform. We expect EBITDA to be positive this year and exceed $10 million in 2023.

Slide 35

I’m going to give a little more detail here on our projected revenue growth from ’22 to ’23. As we discussed, we are ramping up our investment in customer acquisition on the retail side. And we’ve talked about that tight linkage between this marketing spend and new properties added. On the retail side shown in the three blue bars here, we’re expecting $37 million in total revenue growth for 2023. $12 million of that is from our retail marketplace, where customer acquisition drives an additional 1,500 marketplace transactions with revenue of $7,900 per transaction. On the management side of retail, the biggest growth line item is placement fees since most of the new properties we acquire are going to start with us placing a resident. We’re projecting an increase of 7,400 placements at $2,400 each. Our customer acquisition is going to lift properties under management by 5,900 doors by year end 2023, which does drive an additional $8 million in revenue related to management and other ancillary fees.

Now turning to the institutional side of the business, which is shown in the green bars, we expect institutional to contribute $20 million of revenue growth in ’23. Unlike the retail side, this isn’t driven by customer acquisition investment but by expansion with our current institutional clients and new clients added through our business development activities. We project our institutional marketplace transactions to increase by 1,500 year-over-year with revenue of $9,400 per transaction. Those transactions typically turn into managed properties, which in turn fuels the increase in our institutional management revenue of $6 million.

Transcript for September 29, 2022, 2:00 PM ET Page 11 of 17

Slide 36

Here you’re seeing a couple of our key performance indicators broken out into retail and institutional. In the marketplace, the fastest growth continues to be the green bars, the institutional segment. On the Navy bars, the retail side, we have done essentially zero marketing and the growth comes from the new customer acquisition spending. On the bottom half of the page, we’re looking at properties under management. The biggest growth here is in retail. Again, from restarting our customer acquisition spending. Institutional is also growing. As I was discussing on the previous slide, most of those marketplace transactions on the top half of the page turn into management properties on the bottom. With that, I’ll pass over to Joe to speak to the transaction overview.

Joe Beck – PropTech Investment Corp. II – Co-CEO & CFO

Slide 38

So, moving on to the next slide. When we evaluated the public comps, it became clear to us that Appreciate’s complementary marketplace and management business segments, which comprise roughly 40% and 60% respectively of 2023’s revenues should each be valued in a sum of the parts. With respect to the marketplace component, we chose real estate rental marketplaces and online marketplaces. Regarding the real estate rental marketplaces, these businesses like Appreciate are residential rental platforms. They’re highly scalable with demonstrable network effects, and they generate revenue through transaction fees. Regarding the online marketplaces, these businesses like Appreciate have advanced software platforms powering their marketplace activities, exposure to institutional and retail investors, and add fee based transactional revenue models. And lastly, regarding property management, these businesses like Appreciate, enable more efficient technology and automation for industries that have historically lacked that.

Slide 39

Moving to the next slide. We’ve spread these comps in three buckets and believe Appreciate stacks up well on the operational benchmarking. On revenue growth, Appreciate’s 2022 growth rate of 12.5% and 2023 growth rate of 183% is at the top end of the range across all comps. And both Appreciate’s gross and EBITDA margins are right in line with the comp set. And notably, EBITDA will ramp up to a 12% margin with nearly $11 million EBITDA next year.

Slide 40

On the valuation benchmarking, we ran the same comp sets based on that $416 million pro forma enterprise value for the transaction, which we believe is very attractive on both an absolute and relative basis. As shown here at the top, Appreciate’s 2023 revenue multiple 4.7x reflects a 45% discount to the median valuation multiple of the combined concept. And as shown on the bottom, Appreciate’s 2023 gross profit multiple of 8.4x reflects a 23% discount to the median comps. So overall, although Appreciate’s revenue will be split roughly evenly between the marketplace and management segments, we see the valuation for Appreciate as priced in line with the lower multiple management comps with significant upside to the higher growth, higher margin marketplace comps, which as you can see, trade at much higher multiples.

Slide 41

Finally, we’ll end on the next slide with the illustrative transaction summary. On the sources side, the transaction will be funded with a combination of rolled equity from existing Appreciate shareholders. $230 million estimated cash in trust, assuming no redemptions. On the uses side, $158.5 million of net cash will go directly to Appreciate’s balance sheet. We’re estimating $35 million for transaction fees and expenses, the repayment of $11.6 million of existing debt, $12 million of existing lender held common stock, and finally, the repayment of $12.9 million of existing preferred stock, A-1, and A, the last of which will only get paid with the last dollars from a waterfall, assuming no redemptions. Post-Closing Appreciate will also be supported by a $100 million committed equity facility from an affiliate of Cantor Fitzgerald, subject to certain customary conditions and limitations. So, to wrap things up, we’re thrilled to enter a business combination with Appreciate. When we look towards the future, we think Appreciate has the right ingredients to be a multibillion-dollar company over the next five years. We love the predictable revenue growth, the high gross margins, the attractive EBITDA margin profile. SFR has a massive TAM, and we believe our SPAC will be an accelerant to Appreciate capitalizing on that TAM and the tailwinds driving it. And lastly, we believe that Chris and Kevin have the management expertise and the vision to take Appreciate to the next level as a public company and create long term value for shareholders. So that wraps up our presentation. We’d like to thank you for all your time and attention, and we’re happy to answer questions.

Transcript for September 29, 2022, 2:00 PM ET Page 12 of 17

Q&A

Ralf Esper – Gateway Group – External Director of IR

Thanks, Joe. Happy to start the Q&A section now. We received a bunch of questions via email and I’m very thankful for that. And I want to turn the first question to you, Chris. How are you managing risk to the company’s capital position, ending high SPAC redemptions at the moment?

Chris Laurence – CEO – Appreciate

Sure, thanks, Ralf. Well, you know, we’re all too well aware of the challenges that many SPACs have had this year, we hope to have a better outcome than average, and we think that our profile, you know, we’re already profitable, we’re in an industry that should fare well, both in the current economic conditions and beyond. We think, you know, should earn us a better outcome but we’re not dependent on getting that. We have a $100 million committed equity facility with Cantor Fitzgerald that’s described in our proxy. We’re also looking at the full range of options available to companies going through the de-SPAC process, such as redemption backstops. We don’t have anything we can discuss publicly today. I do want to point out in terms of capital risk and capital need, you know, we’re on the services side, not the asset ownership side, we have what we call an asset light model. We don’t take title to SFR properties, even briefly. We don’t have capital at risk on SFR home purchases. But what we do plan to use the business combination capital for first and foremost, is accelerating our investment in customer acquisition. Our ’23 plan calls for us investing almost $15 million in that area So, I’d say that’s sort of our minimum growth capital for the business.

Ralf Esper – Gateway Group – External Director of IR

Got it, thank you. I think the next question would also go to you, Chris.

What are the synergies from having both the marketplace on one hand and the management services on the other? And how does that better position Appreciate versus its competitors?

Chris Laurence – CEO – Appreciate

Sure. Well, you know, on the institutional side, as you all heard, in our presentation, about 95%, of our buy-side transactions on the marketplace, turned into managed properties on the management side of our business, that’s, you know, probably the best example of synergy right there. It significantly improves our economics, when we can bring in an upfront marketplace transaction and that cash flow, and then not pay any additional customer acquisition costs on the management side. That’s the model on our institutional side and we’d like to build out that same dynamic on the retail side once we can direct customer acquisition span to attract potential retail marketplace buyers. The end-to-end solution is also a great differentiator with potential customers, institutions want a one stop shop, not a big handoff where things can go wrong. And then finally, I guess, you know, the market conditions, like we’re in right now, make us grateful for having a balance between marketplace and management as well as between retail and institutional.

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Ralf Esper – Gateway Group – External Director of IR

Got it, thank you, Chris. We have received a lot of questions around the current environment in the SFR market, but also in general, coming through to capital markets.

How was the demand and monetization for your marketplace and management solutions, trended this year given the weakening of the housing market, along with rising rates and slowing rent growth? What impact has it had for both retail and institutional customer base? I think Kevin, you you’re likely the best expert to speak on that.

Kevin Ortner – President – Appreciate

Sure, thanks, Ralf. You know, the dynamics really differ in both our marketplace and management segments, and they really differ also between our retail and our institutional business when we look at what’s happening from a macro perspective. So, let’s talk about the management segment first. And in that segment, we manage properties, of course that investors have already purchased. So, there we’re really not seeing an impact from interest rates as far as the growth of that piece of the business. On the retail side, we pay really close attention to customer churn and over the last couple of years, with a really strong real estate market and low interest rates by far the largest source of customer churn has been what we call selling churn. And that’s when a retail investor decides to take advantage of the great real estate market, increase equity in their home and capture those gains. So, while we hope to capture a sale of that property on the way out when they do sell, a lot of the time, those properties in the last 18–24-month market was being sold to an owner occupant, which means we’re going to lose the management business on that property. And again, over the last couple of years, it was an obvious time to take profits with low interest rates, and rising home prices, but it’s much less obvious now and we expect to see retail churn decline as a result of the increased interest rates and the flattening home price appreciation. So, this means our retail customer lifetime value should actually increase and longer customer lifetime, means higher lifetime value and of course, higher revenue. On the marketplace segment of our businesses, this is where we expect to see a faster reaction to the current interest rates, and real estate market and fortunately for us, for historical reasons, our marketplace business is basically institutional on the buy-side, and retail sell-side transactions. Institutions today really aren’t sellers, they’re building their SFR portfolios, they want to continue to grow them. And while we haven’t had the capital to really market to those retail buyers on our marketplace, we’ve marketed to sellers internally as I talked about earlier, through really low or no cost Salesforce customer journeys to capture those retail selling sellers. So, for our institutional buyers, what we’re seeing is that the higher interest rates are moving the owner occupant buyers to the sidelines, we’ve all read about this enough in the headlines, I’m sure. That’s a really big deal for us. Earlier this year, when we were making offers on properties for institutional buyers, we might have had a success rate of only 10%, meaning if we put out 10 offers, we would win one property. They were losing out not to other institutional buyers like Invitation Homes, American Homes 4 Rent or others, they’re actually losing out to those owner occupied buyers who might have made 10 other offers and lost them and they weren’t gonna lose this one. So, they were gonna pay more. With the higher interest rates, their monthly payments have almost doubled, or, if not more, and they’re no longer qualifying for the same homes. And so that really means less competition for institutional marketplace buyers with higher win rates. The institutions do have slightly higher borrowing costs. But they’re of course not financing with the same type of traditional 30-year fixed mortgages, so the costs haven’t gone up nearly as much as owner occupied buyers. And so, the net effect on this over the long term is definitely a positive one. So those same buyers that are getting priced out of the market, they are also staying renters and so this would be generally buyers who end up renting in the same area that they wanted to buy in in the first place. So, if you’re looking to buy a home to get into a certain school district or a certain neighborhood, you’re going to try and rent a home in that same area today, and that’s creating more demand for rental properties, which is in turn, part of the reason we’re seeing a sharp increase in rent prices, ultimately. So higher rents actually benefit us directly, our tenant placement fees are based on rent and on the institutional side of our business, the monthly management fees are based on a percentage of rent. And so, we generally think a lot of the macro environment, while it’s created some uncertainty, it’s really having some net positive long-term effects on our business from a supply and demand perspective.

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Ralf Esper – Gateway Group – External Director of IR

Thank you for your answer. We have one more regarding the macro environment. And that is what is the right way to think about the influence of the inflation, and how it impacts the business?

Kevin Ortner – President – Appreciate

Yeah, and I kind of just actually touched on that a little bit, but many ways inflation helps our business. Right on the marketplace side, we earn transaction fees, as we talked about earlier, those are based on home values. So as home prices rise, so do those associated fees. And this is the same for both institutional and retail. On the management side of our business, we earn resident placement fees or those leasing fees when we find a new resident for the property. That fee is also based on a percentage of the rent. And for our institutional clients, our management fees are based on a percentage rent as well. So as rents rise, those fees increase. With that being said, we haven’t actually assumed a significant home price appreciation or rent growth in our financial model since that’s really hard to project so there’s actually some upside around some of these revenue buckets.

Ralf Esper – Gateway Group – External Director of IR

Got it, thank you. Another question that came in, was asking about the outlook of purchasing the remaining franchises. I think, Chris, you spoke to this a little bit, but can you give us some more information on it?

Chris Laurence – CEO – Appreciate

Sure, yeah, in our franchise agreements, we have the right, but not the obligation, to buy any or all of the franchises at a preset multiple of trailing revenue. That’s not a figure that we publicly disclose, but it’s a multiple. It’s both attractive to us and also probably on the slightly generous side of what a “mom-and-pop” standalone business might sell for. Our franchise, businesses are a bit like “mom-and-pop” businesses, in that they’re only retail, and they’re only management. You know, our immediate plan would be to make these like our company on markets where we have an end-to-end offering. We do that by adding institutional business and adding marketplace business. We think the revenue uplift for acquired franchises could be similar to the revenue uplift that we talked about in the presentation for “mom-and-pop” businesses. And you know, as Kevin mentioned, our institutional clients would love to see us in more markets.

Ralf Esper – Gateway Group – External Director of IR

Got it. We have talked about the franchises now, similar to that there were some questions they were wondering about a new product and services added to the platform. You mentioned a couple regarding insurance and mortgage. What is your timeline? And what is your pipeline looking like regarding those?

Chris Laurence – CEO – Appreciate

Sure, we’ve had quite a bit of interest from potential partners from title companies to home warranty providers, to insurance partners and we think that interest is only going to pick up, you know, being public is going to both raise our profile and also raise our attractiveness as a partner. You know, as far as timing with our de-SPAC process this year, we have not had our new products and services initiatives front and center. But we plan to ramp up that activity once our business combination is completed. And as we mentioned earlier, these initiatives are not in our forecast. So, they represent upside to our projections.

Ralf Esper – Gateway Group – External Director of IR

Got it. The next question I’m seeing here, probably goes to Kevin, as you know the industry really well. Who would you categorize as your major competitors?

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Kevin Ortner – President – Appreciate

Yeah, so again, we are an end-to-end solution. So, we have both our marketplace business and our management business. This is pretty unique in the single-family rental services space. So, when we talk about competitors, let’s look at both sides of that. On the marketplace side, the most commonly known competitor and certainly someone we’re paying attention to is Roofstock. They are a single-family rental online marketplace, as well, for buyers and sellers of single-family rental properties. They have, we approached the business slightly different in the fact that, you know, you saw in Todd’s demo of our retail facing marketplace, the ability for us to actually import and analyze all those public listings on the MLS and underwrite them as rental properties that’s unique to us and done a little different than Roofstock. But they’re certainly make the largest competitor for us in that side of the business. On the management side, there are some other larger national or regional single-family rental management firms—Mind, that is one that comes top of mind they are tech enabled SFR property management firm. There’s other national players, regional players, but frankly, as we talked about with some of our additional products and service offerings, the do it yourself investor on the retail front is a really big competitor, they manage almost 70% of all those retail homes that are single-family rentals. People manage it themselves so that that self-management is actually a big competition to what we do on the management front as well aside from some of those more established national players I just talked about.

Ralf Esper – Gateway Group – External Director of IR

Got it. People are also wondering about KPIs, and a question that is regularly seen is which KPIs should we be most focused on to measure the progress and ultimate success of the business?

Chris Laurence – CEO – Appreciate

Well, I think two key KPIs we actually reviewed in our presentation, you know, on the on the marketplace side, there’s a lot that’s correlated with transaction value, you know, we get paid a percentage of the transaction value. So, whether it’s, you know, fewer transactions at a higher price or more transactions at a lower price, you know, you get to the same place and looking at the transaction value is an important KPI for our marketplace. On the management side, you know, if I wanted to know, you know, project next year’s revenue, if I knew the number of properties managed, you know, I could get reasonably close, because there’s a lot of things that are correlated with the number of properties under management. Certainly, our recurring management fee revenue is very, very highly correlated with properties under management. But other things are as well, you know, for example, renewal fees, you’re gonna get a certain percentage of leases that renew, placement fees, you’re gonna get a certain number of managed properties where the tenant moves out, and you’re gonna find a new tenant. And then the other fees that are part of our fee stream, whether it’s application fees, late fees, are also really correlated with properties under management. So, I would say those two KPIs are, you know, are the most important for our - for the marketplace and management respectively?

Ralf Esper – Gateway Group – External Director of IR

Got it. We have a customer on the marketing spend for the year 2023. I think you mentioned $15 million, was this just a total number, or was that just for retail only?

Chris Laurence – CEO – Appreciate

Well, it is, for retail only. I could also say it’s a total number in that we really think of our marketing as just a retail phenomenon. The way we land institutional customers is through traditional business development. That’s attending trade shows, and you know working the extensive relationships that our team has with people in the industry. We might have, you know, a potential client moves from one firm to another and can bring us along. So, we don’t really spend marketing dollars as such, on the institutional side. On the retail side, the, you know, the larger share of the spend is on the management segment and then we’re also initiating marketing in our retail marketplace segment. And in total, between those two segments, our plan calls for $14.25 million in ’23 standing.

Ralf Esper – Gateway Group – External Director of IR

Got it. We have a couple of people asking about the revenue bridge that you presented, Nolan, on page 33. Would you mind just going over that again? And just explaining in a little bit more detail again?

Nolan Jacobson – CFO – Appreciate

Yeah, so the ’22 to ’23 revenue bridge - we’ve yeah, there you go - we break it up, into two primary buckets, the retail side of the business and then institutional. And you can see, the main buckets here, retail placements, you know, we’re expecting 7,400 growth in retail placements. And then you have our management fee bucket. Really, the retail management fees are really going to be driven by that KPI that Chris was mentioning, the increase in net doors. On the institutional management side, you can see revenues up $6 million, and marketplace transactions 1,500. You can see that, you know, total institutional marketplace is up 14 million. And that’s really driven by the per transaction peak, Chris was just mentioning, it’s a percent of commission that we take. Traditionally, it’s an MLS commission, percent on total transaction value.

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Chris Laurence – CEO – Appreciate

Nolan, if I could just add to that. I mentioned earlier in the presentation, that a good chunk of our revenues are front loaded. Front loaded in the sense that, you know, marketplace buy-side transactions result in a commission that comes right at the start of a property’s life. And, you know, the very first thing we usually do is place a tenant so that tenant placement fee also comes right at the start of a property’s life. So, when you accelerate growth through customer acquisition, you get those two big buckets of revenue disproportionately coming in that first year of the customer’s lifetime. So, as we ramp up our retail customer acquisition in 2023, it shouldn’t be surprising that you see marketplace revenue jump and the placement revenue jump, then, you know, over the lifetime of the customer we have that recurring monthly management fee that leads to growth not just in ’23 but beyond from the customers that we add next year.

Ralf Esper – Gateway Group – External Director of IR

Great, we have a couple of questions asking about what we’ve seen this in the tech demo, but in general the experience for, for investors to come onto your platform and ultimately use the service. The question was specifically asked about how your solutions make SFR investing more successful for investors. Maybe Kevin?

Kevin Ortner – President – Appreciate

Yeah, I’m happy to take that one. Thanks for the question. So, successful investing really starts with us in the fact that we have our end-to-end solution. Meaning we are with our investors, whether they’re institutional or retail, at the very beginning of the process, all the way through the end of the process. And what I mean by that really is helping identify the right market for the investment strategy, helping identify the right property, pricing that property properly. You remember back to the presentation from earlier this afternoon, we talked about the fact that our underwritten rent was very, very accurate. Our actual achieved rents from ’21 were 103% of that underwritten rent. So, what we talked about what we mean underwritten rent is really as we look at that home, the areas and the amenities in the community, etc. What’s that rent price? What are the expenses going to be on that property? And how does that all shake out and being accurate there, of course, is very important, because that’s the beginning of deciding if it’s a good investment or not. Traditionally, this has been done a little bit more fragmented, right, investors would work with local real estate agents who maybe didn’t know that much about real estate investing, or how much a property might rent for, they take a guess and by the time it gets to the property manager, it’s wrong, oftentimes, and so it might, they might have said, “Hey, this house is gonna rent for $2,000 and they bought it based on that, and the property manager looks at it says it’s only $1,600.” That’s terrible because you’re not gonna be able to make your money back on that investment the same way you thought you might. So being there early in the underwriting phase, is really key. And a very fluid transition, then to the property management side where the numbers we deliver at the beginning around what we believe that property performance is going to be, we have to really perform on at the end and that takes a combination of our technology, and our local people in all of these markets that really understand what’s happening from a local basis, real estate’s very local in that regard. So that end-to-end piece is number one, I think number two, the technology. Todd went through this, the demo we did today was on the - our investor marketplace but similarly how that functions and shows a lot of great data and makes a seamless process for buying a property our management platform makes it seamless for residents and property owners to be communicating with us and understanding what’s happening in their property with their property at any given time. So, the ability for us to leverage our data that we have in the system, the ability for investors to have real time insights what’s happening on their property, residents to contact us, all through that portal. And really keep things up to date. It’s really, really important. And that’s where takes a lot of the friction out of the experience and keeps everybody in the loop on what’s happening on the same page. And that’s really been historically, one of the challenges with property management, is not always knowing what’s happening, getting statements a month later for repairs and maintenance that had to happen versus actually seeing them real time and approving them, and not leveraging data the best way you could with it, certainly from a retail investment perspective. And as we develop these tools, technology and data capabilities for our institutional clients, our goal is really to push that down, roll those up for our retail investors to give them the same advantage.

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Ralf Esper – Gateway Group – External Director of IR

Thank you, Kevin. Currently, we have two more questions. One, I know we have walked through it a little bit, but maybe you can, you guys can give a little bit more detail on it. As the rental heats up, and I guess rental prices heat up, how do you view your ability to follow market pricing?

Kevin Ortner – President – Appreciate

I can touch on that one, as well. Again, and great question, it goes back a little bit to what we were just talking about actually. We have a great technology platform. We leverage a lot of different data that comes in that platform. But we have found that the fact that we have Renters Warehouse, Appreciate team members in each one of the markets that we operate, that really live and breathe this business and know this single-family rental investment business really gives us a leg up. Rent prices - as I’m sure everyone on this call on this presentation day knows - have been it’s been rising historic rates. There’s places in Florida that are up nearly 50% year-over-year, Phoenix, same type of scenario and the data really has a hard time keeping up. So if you looked at just the data, you’re gonna say well, maybe we need to price this home at 15% over where it was last year when we brought a new tenant in. But if you’re seeing what’s happening real time on the ground with homes you just rented down the block or down the street, you’d be able to apply some of that human intelligence as well and see, you know what, we can actually get a couple $100 more a month in rent for that as well. So, we are certainly combining data and leveraging our platform, but also leveraging a really important component of our business, which is the fact that we do have folks in all these markets across the country.

Ralf Esper – Gateway Group – External Director of IR

Got it. Thank you, Kevin. Currently, we have one more question and that one is about the 2023 outlook. And in specific, have you changed the outlook for 2023 since the announcement of the SPAC, or during the last six months? I would assume Chris would want to speak to that.

Chris Laurence – CEO – Appreciate

Sure, I can speak to that. We, the projections that were in our original proxy, and that were contemplated around the time we made the deal with PTIC were developed in March of ’22. We recently updated our projections in September, and they’re described in the last draft of our proxy on file with the SEC, three real areas of change. The first was reflecting our updated assumptions for the timing of the close to the business combination. So, the main impact of that is deferring the start of our investment in customer acquisition. So, we moved the start of customer acquisition from, I guess, later this week, the beginning of the fourth quarter to the beginning of 2023. So that has an impact on the number of, you know, the number of new customers and number of placements and some of the Q4 revenue as well as the starting point going into ’23. Second adjustment we made was to update for first half actuals versus the projections that we had at the time of our March projections. And then the third impact had to do with the marketplace. Kevin went through and spoke, you know, at length about the impact of interest rates right now. The uncertainty is, is a factor on the institutional side of our business, we’ve had a lot of luck signing up new clients, but they’re much more tentative now than they would normally be. And on the retail side, Kevin also mentioned, you know, it’s not an obvious time to wake up and say, “hey, after all these years, I’m going to sell my SFR property today,” it’s, you know, it’s not if you don’t have to, it’s not perceived to be a great time to get out of that property. So, starting in June/July, we started to see some softness on the retail sell-side of our business, that is the smaller part of the marketplace. On the institutional side, we think it’s a great time for institutions to be buying, Kevin, explained how we’re seeing the hit rate rise on institutions. But at the same time, if you’re just getting into buying institutional SFR properties, you know, you don’t want to be the guy that buys a property and has it worth less, you know, 45 days from now. So, I think, you know, people are waiting to see what happens. But I think, you know, this is the new normal, if you’re in the business of buying SFR homes, you know, at some point you got to get back in that business. And once our institutional clients do get in that business, we’ve got, you know, a backlog of clients, we’ve got a backlog of exclusive clients that are going to have an easier time buying than they would have, you know, six, nine months ago when they’re competing against, you know, owner occupants with 3% mortgage financing. So those three things, timing of investment, first have actuals, and marketplace, those are the three changes in our September ’22 projections. And there’s a whole discussion of that in our in our proxy on file with the SEC.

Ralf Esper – Gateway Group – External Director of IR

Got it. Thank you, Chris. I think we answered all of the questions we received so far. In case you do have any questions following this webinar, just go ahead and send them to the to the email address, gateway, you can find it on every press release of PTIC or Appreciate issues. And with that, I want to thank everyone who joined on the attendee side but also on the panelist side. And I wish everyone a great rest of the day. Thank you.